Filed Pursuant to Rule 433
Registration Nos. 333-207904 and 333-207904-01
Dated June 7, 2016

Maiden Holdings, Ltd.
6.625% Notes due 2046

Issuer:
Maiden Holdings, Ltd.
Security Type:
Senior Unsecured Fixed Rate Notes
Minimum Denomination:
$25
Aggregate Principal Amount:
$110,000,000
Trade Date:
June 7, 2016
Settlement Date:
June 14, 2016 (T +5)
Maturity Date:
June 14, 2046
Coupon:
6.625%
Over-Allotment Option:
None
Optional Redemption:
The notes may be redeemed, for cash, in whole or in part, on or after June 14, 2021, at the Issuer’s option, at any time and from time to time, until maturity at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date.
Interest Payment Dates:
The 14th day of March, June, September and December of each year, beginning on September 14, 2016. Interest on the notes will accrue from and including June 14, 2016.
Expected Listing:
The Issuer intends to apply to list the notes on the New York Stock Exchange, and the Issuer expects trading will begin within 30 days after the initial issue date of the notes.
Price to Public:
100.00%
Purchase Price:
96.85%
Net Proceeds to the Issuer (After Deducting the Underwriting Discount but before Estimated Offering Expenses):
$106,535,000
Underwriting Discounts:
$0.7875 per $25 principal amount of notes ($3,465,000 total)
CUSIP; ISIN:
560292 302; US5602923022
Joint Book-Running Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Senior Lead Manager:
Keefe, Bruyette & Woods, Inc.
Co-Managers:
FBR Capital Markets & Co. JMP Securities LLC Compass Point Research & Trading LLC

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll–free at 1-800-294-1322; Morgan Stanley & Co. LLC toll–free at 1-866-718-1649; or Wells Fargo Securities, LLC toll–free at 1-800-326-5897.